EXHIBIT 10.1

LIFECORE BIOMEDICAL, INC.

FORM OF RESTRICTED STOCK AWARD AGREEMENT

AWARDED TO	AWARD DATE	NUMBER OF SHARES OF RESTRICTED STOCK	MARKET PRICE ON DATE OF AWARD	SOCIAL SECURITY NUMBER

1.	The Award. Lifecore Biomedical, Inc., a Minnesota corporation (“Lifecore”), hereby grants to you as of the above Award Date the above number of restricted shares of Lifecore common stock, par value $.01 per share (the “Shares”), on the terms and conditions contained in this Restricted Stock Award Agreement (this “Agreement”) and the Lifecore Biomedical, Inc. 1996 Stock Plan (the “Plan”).

2.	Restriction Period. The Shares are subject to the restrictions contained in this Agreement and the Plan during the period (the “Restriction Period”) commencing on the Award Date and ending on the fourth anniversary of the Award Date or upon achievement of the earnings per share goals set forth herein, subject to the provisions of Section 4 below. Except as otherwise provided in this Agreement, the Shares shall vest at the earlier of (a) the fourth anniversary of the Award Date, or (b) in installments, upon achievement of the following earnings per share (“EPS”) goals as described more fully below:

Year	EPS	Number of Shares to be Vested
2005	$	[one-third]

2006	$	[one-third]

2007	$	[one-third]

One-third of the Shares shall vest in each of the three years in which the EPS goal is achieved, and the EPS goals and vesting shall be cumulative. Accordingly, if the EPS goals in 2005 and 2006 are not met but the sum of the actual 2005, 2006 and 2007 EPS is equal to or greater than the sum of the 2005, 2006 and 2007 goals ($   ), then the Shares shall fully vest. Likewise, if the 2005 EPS goal was not met but the sum of the actual 2005 and 2006 EPS is equal to or greater than the sum of the 2005 and 2006 goals ($   ), then two-thirds of the Shares shall vest. The EPS shall be based upon adjusted proforma EPS as determined and adjusted by the Committee.

Upon vesting, the restrictions on the Shares shall lapse and the Shares shall become transferable and non-forfeitable.

3.	Restrictions. The Shares shall be subject to the following restrictions during the Restriction Period:

(a)	The Shares shall be subject to forfeiture to Lifecore as provided in this Agreement and the Plan.

(b)	The Shares may not be sold, assigned, transferred or pledged during the Restriction Period.

(c)	The Shares will be issued in your name and represented by a stock certificate, which certificate will be held by Lifecore. The certificate will bear an appropriate legend referring to the restrictions applicable to the Shares.

4.	Forfeiture/Acceleration. In the event your employment is terminated prior to the fourth anniversary of the Award Date, your rights to the Shares that are still subject to restrictions shall be immediately and irrevocably forfeited; provided, however, that the Committee may, in its sole discretion, waive in whole or in part any or all remaining restrictions with respect to the Shares under special hardship circumstances; and provided, further, that in the event your employment is terminated by reason of death, Disability, or Retirement (as those capitalized terms are defined in the Addendum to this Agreement), the restrictions with respect to all of the Shares shall lapse and the Shares shall become transferable and non-forfeitable as of the date of such termination.

Notwithstanding the foregoing, all restrictions with respect to the Shares shall lapse on the date determined by the Committee, prior to, but in no event more than 60 days prior to, the occurrence of a Significant Change in Lifecore (as defined in the Addendum to this Agreement).

While you are still employed by Lifecore, the Committee may, in its sole discretion, waive in whole or in part any or all remaining restrictions with respect to the Shares in the event of an unforeseeable emergency.

5.	Rights. Upon issuance of the Shares, you shall, subject to the restrictions of this Agreement and the Plan, have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and receive any cash dividends and any other distributions thereon, unless and until the Shares are forfeited. Cash dividends will be paid to you at the time such dividends are paid on shares of Lifecore common stock, less any applicable tax withholding amounts.

6.	Income Taxes. You are liable for any federal and state income or other taxes applicable upon the grant of the Restricted Stock if you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, within 30 days of the date of grant, or upon the lapse of the restrictions on the Shares, and the subsequent disposition of the Shares, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon the lapse of the restrictions on the Shares, you shall promptly pay to Lifecore in cash, or in previously acquired shares of Lifecore common stock having a fair market value equal to the amount of, all applicable taxes required by Lifecore to be withheld or collected upon the lapse of the restrictions on the Shares. In the alternative, prior to the end of the Restriction Period, you may direct Lifecore to withhold from the Shares the number of Shares having a fair market value equal to the amount of all applicable taxes required by Lifecore to be withheld upon the lapse of the restrictions on the Shares.

7.	Terms and Conditions. This Agreement does not guarantee your continued employment or alter the right of Lifecore or its affiliates to terminate your employment at any time. This Award is granted pursuant to the Plan and is subject to its terms. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. This Agreement is governed by the internal law of the State of Minnesota. By your acceptance of this award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

LIFECORE BIOMEDICAL, INC.

By:

EMPLOYEE

By:

ADDENDUM TO

FORM OF RESTRICTED STOCK AWARD AGREEMENT

For the purposes hereof the terms used herein shall have the following meanings:

“Committee” means the Committee referred to in Section 2 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board, unless the Plan specifically states otherwise.

“Disability” means permanent and total disability as determined by the Committee.

“Early Retirement” means retirement, with consent of the Committee at the time of retirement, from active employment with Lifecore and any subsidiary or parent corporation of Lifecore.

“Normal Retirement” means retirement from active employment with Lifecore and any subsidiary or parent corporation of Lifecore on or after age 65.

“Retirement” means Normal Retirement or Early Retirement.

A “Significant Change” of Lifecore has occurred upon the any of the following events:

(i)	dissolution or liquidation of Lifecore, other than in conjunction with a bankruptcy of Lifecore or any similar occurrence; or

(ii)	any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where Lifecore will not be the surviving entity; or

(iii)	the transfer of substantially all of the assets of Lifecore or 75% or more of the outstanding stock of Lifecore.